Exhibit 10.2

AMENDMENT NO. 2
TO
AMENDED AND RESTATED LOAN AND SECURITY AGREEMENT

This AMENDMENT NO. 2 TO AMENDED AND RESTATED LOAN AND SECURITY AGREEMENT (this “Amendment”) is entered into as of December 29, 2014, by and among WELLS FARGO CAPITAL FINANCE, LLC, in its capacity as agent (in such capacity, “Agent”) for the Lenders (as defined in the Loan Agreement referred to below), Kinergy Marketing LLC (“Kinergy”) and Pacific Ag. Products, LLC (“Pacific Ag” and together with Kinergy, each individually, a “Borrower” and collectively, the “Borrowers”).

WHEREAS, Borrowers, Agent and Lenders have entered into certain financing arrangements as set forth in (a) the Amended and Restated Loan and Security Agreement, dated as of May 4, 2012, by and among Agent, Lenders and Borrowers (as amended, restated, renewed, extended, supplemented, substituted and otherwise modified from time to time, the “Loan Agreement”) and (b) the Financing Agreements (as defined in the Loan Agreement); and

WHEREAS, Borrowers, Agent and Lenders have agreed to amend and modify certain provisions of Loan Agreement, subject to the terms and conditions of this Amendment.

NOW, THEREFORE, upon the mutual agreements and covenants set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.                Definitions.

(a)              Additional Definitions.

“Control Notice” shall mean a written notice delivered pursuant to a Deposit Account Control Agreement instructing the depository bank to comply with instructions originated by Agent with respect to the deposit account that is covered thereby without further consent of any Borrower or any Guarantor.

“Liquidity” means, as of any date of determination, an amount equal to the Excess Availability plus all Qualified Cash.

“Liquidity Period” means (a) the period beginning on the first date on which the daily average of the aggregate Liquidity for the immediately preceding ninety (90) calendar days shall have been less than fifty percent (50%) of the Maximum Credit and ending on the date on which the daily average of the aggregate Liquidity for the immediately preceding ninety (90) calendar days shall have been greater than or equal to fifty percent (50%) of the Maximum Credit or (b) the period during which an Event of Default shall have occurred and be continuing.

“Qualified Cash” means unrestricted cash or Cash Equivalents of Borrowers (i.e., a Blocked Account) that are subject to the valid, enforceable and first priority perfected security interest of Agent in an deposit account at Agent subject to a Deposit Account Control Agreement in form and substance satisfactory to Agent, and free and clear of any other security interest, pledge, lien, encumbrance or claim (other than a person with whom Agent has a satisfactory intercreditor agreement).

1

“Quarterly Average Liquidity” shall mean, for any fiscal quarter, the daily average of the aggregate amount of Liquidity for such calendar quarter.

(b)             Interpretation. Capitalized terms used and not defined in this Amendment shall have the respective meanings given them in the Loan Agreement.

2.                Limited Waiver. Agent and Lenders hereby waive any Event of Default arising due to the failure of Borrowers to comply with Section 9.17(a)(iv) of the Loan Agreement for the fiscal month ending October 31, 2014. Except as expressly set forth in this Section 2, Agent and Lenders have not waived, and are not by this Amendment waiving, any other Event of Default which may have occurred prior to the date hereof, be continuing on the date hereof or occur after the date hereof.

3.                Amendments.

(a)              Applicable Margin. Section 1.6 of the Loan Agreement is hereby deleted in its entirety and the following substituted therefor:

“Applicable Margin” shall mean:

(a) Subject to clause (b) below, at any time, as to the Interest Rate for all Loans, the applicable percentage (on a per annum basis) set forth below if the Quarterly Average Liquidity is at or within the amounts indicated for such percentage:

Tier	Quarterly Average Liquidity	Applicable Margin
1	Greater than $6,000,000	2.0%
2	Less than or equal to $6,000,000 and greater than or equal to $3,000,000	2.5%
3	Less than $3,000,000	3.0%

(b) Notwithstanding anything to the contrary set forth above, (i) the Applicable Margin shall be calculated and established (A) on the date hereof with respect to the current calendar quarter, based on the Quarterly Average Liquidity for the immediately preceding calendar quarter, and (B) once each calendar quarter subsequent to the current calendar quarter based upon the Quarterly Average Liquidity for such calendar quarter and shall remain in effect until adjusted thereafter after the end of such calendar quarter, and (ii) each adjustment of the Applicable Margin shall be effective as of the first day of a calendar quarter based on the Quarterly Average Liquidity for the immediately preceding calendar quarter. In the event that at any time after the end of a calendar quarter the Quarterly Average Liquidity for such calendar quarter used for the determination of the Applicable Margin was less than the actual amount of the Quarterly Average Liquidity for such calendar quarter, the Applicable Margin for such prior calendar quarter shall be adjusted to the applicable percentage based on such actual Quarterly Average Liquidity and any additional interest for the applicable period as a result of such recalculation shall be promptly paid to Agent. In the event that the Quarterly Average Liquidity for such calendar quarter used for the determination of the Applicable Margin was greater than the actual amount of the Quarterly Average Liquidity, the Applicable Margin for such prior calendar quarter shall be adjusted to the applicable percentage based on such actual Quarterly Average Liquidity and any reduction in interest for the applicable period as a result of such recalculation shall be promptly credited to the loan account of Borrowers; provided, that, the basis for the Quarterly Average Liquidity for purposes of the determination of the Applicable Margin having been less than the actual Quarterly Average Liquidity is not as a result of information provided by Borrowers to Agent. The foregoing shall not be construed to limit the rights of Agent or Lenders with respect to the amount of interest payable after a Default or Event of Default whether based on such recalculated percentage or otherwise.”

2

(b)             Accordion. Section 2.3 of the Loan Agreement is hereby deleted in its entirety and the following substituted therefor:

“2.3                    Intentionally omitted.”

(c)              Collection Accounts. Section 6.3(a) of the Loan Agreement is hereby amended to delete the last sentence of such section and substitute the following therefor:

“Agent may, upon the occurrence and during the continuance of a Liquidity Period or otherwise at the request of Borrower, deliver a Control Notice to the depository bank(s) at which the Blocked Account(s) are maintained. Agent shall, at the request of Borrowers, rescind such Control Notice at such time that a Liquidity Period does not exist. Borrowers agree that, at all times that a Control Notice is in effect (including after the occurrence and during the continuance of a Liquidity Period), all payments made to such Blocked Accounts or other funds received and collected by Agent or any Lender, whether in respect of the Receivables, as proceeds of Inventory or other Collateral or otherwise shall be treated as payments to Agent and Lenders in respect of the Obligations and therefore shall constitute the property of Agent and Lenders to the extent of the then outstanding Obligations.”

(d)             Collateral Reporting. Section 7.1(a)(i) of the Loan Agreement is hereby deleted in its entirety and the following substituted therefor:

“(i) on a monthly basis as soon as practicable after the end of each month (but in any event within 15 days after the end thereof) or, in the event that a Liquidity Period exists, on a weekly basis as soon as practicable after the end of each week (but in any event within two (2) Business Days after the end thereof) or more frequently as Agent may reasonably request, (A) schedules of sales made, credits issued and cash received, (B) inventory reports by location and category (and including the amounts of Inventory and the value thereof at any leased locations and at premises of warehouses, processors or other third parties) and (C) a Borrowing Base Certificate setting forth the calculation of the Borrowing Base as of the last Business Day of the immediately preceding period, duly completed and executed by the Chief Executive Officer, Chief Financial Officer or other financial or senior officer of Administrative Borrower, together with all schedules required pursuant to the terms of the Borrowing Base Certificate duly completed;”

3

(e)              Financial Covenants.

(i)               EBITDA. Section 9.17(a) of the Loan Agreement is hereby amended to delete the period from the end thereof and substitute the following therefor:

“; provided, that, this Section 9.17(a) shall not apply to any fiscal month for which the daily average of the aggregate Liquidity is greater than 1/3 of the Maximum Credit and so long as the aggregate Liquidity is at all times greater than 20% of the Maximum Credit.”

(ii)             Fixed Charge Coverage Ratio. Section 9.17(b) of the Loan Agreement is hereby amended to delete the period from the end thereof and substitute the following therefor:

“; provided, that, this Section 9.17(b) shall not apply to any fiscal month for which the daily average of the aggregate Liquidity is greater than 1/3 of the Maximum Credit and so long as the aggregate Liquidity is at all times greater than 20% of the Maximum Credit.”

(f)              Term. Section 13.1(a) of the Loan Agreement is hereby amended to delete “December 31, 2015” and substitute “December 31, 2016” therefor.

4.                Release. In consideration of the agreements of Agent and Lenders contained herein and the making of loans by or on behalf of Agent and Lenders to Borrowers pursuant to the Loan Agreement, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, each Borrower and Parent on behalf of itself and its successors, assigns, and other legal representatives, hereby, jointly and severally, absolutely, unconditionally and irrevocably releases, remises and forever discharges Agent and each Lender, and their present and former shareholders, affiliates, subsidiaries, divisions, predecessors, directors, officers, attorneys, employees, agents and other representatives and their respective successors and assigns (Agent, each Lender and all such other parties being hereinafter referred to collectively as the “Releasees” and individually as a “Releasee”), of and from all demands, actions, causes of action, suits, covenants, contracts, controversies, agreements, promises, sums of money, accounts, bills, reckonings, damages and any and all other claims, counterclaims, defenses, rights of set-off, demands and liabilities whatsoever (individually, a “Claim” and collectively, “Claims”) of every name and nature, known or unknown, suspected or unsuspected, both at law and in equity, whether liquidated or unliquidated, matured or unmatured, asserted or unasserted, fixed or contingent, foreseen or unforeseen and anticipated or unanticipated, which any Borrower or Parent, or any of its successors, assigns, or other legal representatives and its successors and assigns may now or hereafter own, hold, have or claim to have against the Releasees or any of them for, upon, or by reason of any nature, cause or thing whatsoever which arises at any time on or prior to the day and date of this Agreement, in relation to, or in any way in connection with the Loan Agreement, as amended and supplemented through the date hereof, this Agreement and the other Financing Agreements. Each Borrower and Parent understands, acknowledges and agrees that the release set forth above may be pleaded as a full and complete defense and may be used as a basis for an injunction against any action, suit or other proceeding which may be instituted, prosecuted or attempted in breach of the provisions of such release.

4

5.                Amendment Fee. In addition to all other fees, costs and expenses payable by Borrowers to Agent and Lenders under the Financing Agreements, Borrowers shall pay to Agent, for the ratable benefit of Lenders, an amendment fee in the amount of $75,000 (the “Amendment Fee”). The Amendment Fee shall be fully earned, due and payable on the date hereof, and shall not be subject to refund or rebate for any reason; provided, that, in the event the Maximum Credit is increased within six (6) months of the date of this Amendment pursuant to an amendment satisfactory to and executed by Agent and Lenders, or Borrowers obtain from Agent within six (6) months of the date of this Amendment a replacement credit facility with a maximum credit greater the Maximum Credit and use the proceeds thereof to repay in full all Obligations, Borrowers may credit $25,000 of the Amendment Fee against the amendment or closing fee (as applicable) payable by Borrowers in respect of such increase or replacement facility.

6.                Conditions to Effectiveness. The effectiveness of this Amendment shall be subject to the receipt by Agent of an original (or electronic copy) of this Amendment duly authorized, executed and delivered by Borrowers and Lenders.

7.                Effect of this Amendment. Except as modified pursuant hereto, no other changes or modifications to the Loan Agreement or the other Financing Agreements are intended or implied and in all other respects the Loan Agreement and other Financing Agreements are hereby specifically ratified, restated and confirmed by all parties hereto as of the date hereof. To the extent of conflict between the terms of this Amendment, on the one hand, and Loan Agreement or the other Financing Agreements, on the other hand, the terms of this Amendment shall control.

8.                Further Assurances. Borrowers shall execute and deliver such additional documents and take such additional action as may be reasonably requested by Agent to effectuate the provisions and purposes of this Amendment.

9.                Binding Effect. This Amendment shall be binding upon and inure to the benefit of each of the parties hereto and their respective successors and assigns.

10.             Governing Law. The rights and obligations hereunder of each of the parties hereto shall be governed by and interpreted and determined in accordance with the internal laws of the State of California (without giving effect to principles of conflict of laws).

11.             Counterparts. This Amendment may be signed in counterparts, each of which shall be an original and all of which taken together constitute one agreement. In making proof of this Amendment, it shall not be necessary to produce or account for more than one counterpart signed by the party to be charged. Delivery of an executed counterpart of this Amendment electronically or by facsimile shall be effective as delivery of an original executed counterpart of this Amendment.

[Remainder of page intentionally left blank]

5

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed and delivered by their authorized officers as of the day and year first above written.

BORROWERS:

Kinergy Marketing LLC,
  as a Borrower

By: /s/ Bryon T. McGregor

    Name: Bryon T. McGregor

    Title: CFO

PACIFIC AG. PRODUCTS, LLC,

   as a Borrower

By: /s/ Bryon T. McGregor

    Name: Bryon T. McGregor

    Title: CFO

AGENT AND LENDERS:

wells fargo capital finance, llc,

as Agent and sole Lender

By: /s/ Carlos Valles

Name: Carlos Valles

Title: Vice President

ACKNOWLEDGED AND AGREED:

Pacific Ethanol, inc.,

   as Parent

By: /s/ Bryon T. McGregor

    Name: Bryon T. McGregor

    Title: CFO

6